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                  (LETTERHEAD OF HOLLANDER, LUMER & CO. LLP)


December 20, 1999



Office of the Chief Accountant
Division of Corporation Finance
United States Securities and Exchange Commission
450 - Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

I have read the letter of dismissal as auditor of Nurescell Corporation and the draft of the Company's Form 8-K, Item 4. Please be advised that Hollander, Lumer & Co. concur with the reasons and statements set forth in such documents.


Hollander, Lumer & Co. LLP


Enclosures: Letter Nurescell
            Draft Form 8-K

















                                  Exhibit 16.1